Exhibit 5.1

Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

                    , 2010

China Yuan Hong Fire Control Group Holdings Ltd

Baisha Meilin Industrial Area

Nan’an City Fujian Province 362300

People’s Republic of China

Re:	China Yuan Hong Fire Control Group Holdings Ltd

Dear Sir:

We have acted as Virginia counsel for China Yuan Hong File Control Group Holdings Ltd, a Caymans Island company (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-        ) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on August , 2010. The Registration Statement relates to the offering (the “Offering”) of (i) up to 2,500,000 of the Company’s ordinary shares, $.0000066 par value per share (such offered ordinary shares, the “Offering Shares”; the Company’s ordinary shares, the “Shares”), and (ii) up to 250,000 Placement Agent Warrants exercisable to purchase one Share each and the Shares underlying those Placement Agent Warrants. In addition, the Registration Statement registers the resale of an aggregate of 455,200 Shares (the “Resale Shares”) by certain selling shareholders.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles of Association and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of Virginia law.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Placement Agent Warrants to be issued pursuant to the Placement Agreement in connection with this Offering, when so issued, will be legal, binding obligations of the Company under Virginia law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Kaufman & Canoles, P.C.